Exhibit 99.1

MARKER THERAPEUTICS ANNOUNCES ENTRY INTO SERVICES AGREEMENT WITH WILSON WOLF

HOUSTON, April 26, 2022 (GLOBE NEWSWIRE) -- -- Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced it has entered into a services agreement with Wilson Wolf Manufacturing Corporation. The agreement includes an $8.0 million upfront cash payment by Wilson Wolf to Marker in exchange for services relating to Marker’s expertise in the manufacture of cell therapies. Wilson Wolf has agreed to pay Marker an additional $1.0 million if the certain work, as defined in the services agreement, is completed within one year from the onset of the services agreement.

“Marker Therapeutics has created its own cGMP manufacturing capacity that allows us to service our clinical trials with full control and lower costs when compared to use of contract manufacturing organizations,” said Peter Hoang, CEO of Marker Therapeutics. “Our process utilizes Wilson Wolf products and we think our knowledge is highly aligned with Wilson Wolf’s mission to advance the cell and gene therapy field through simplified manufacturing. Wilson Wolf’s payment of $8 million in non-dilutive funding, with potential for another $1 million, for a portion of Marker’s knowledge will be used by Marker to advance its mission to fundamentally improve the way liquid and solid tumors are eliminated. Given how entrenched Wilson Wolf’s technology is in the cell and gene therapy field, we see this as an endorsement of Marker’s manufacturing expertise.”

“Marker’s therapies have demonstrated in clinical trials to date the potential to activate the patient’s own immune system while eliminating tumors. This $8 million upfront payment provides Marker with added wherewithal to treat and assess patients,” said Mr. Hoang.

“Wilson Wolf’s mission is to create hope for cancer patients, one G-Rex® device at a time. We have hundreds of customers using our G-Rex® technology for the manufacture of cell and gene therapies that range from early-stage R&D all the way to an FDA approved therapy,” said John Wilson, CEO of Wilson Wolf. “Nearly every CAGT organization relies on contract manufacturers to make their therapies for clinical trials. The revolutionary nature of these lifesaving therapies has caused explosive growth in demand on contract manufacturing capacity. As a result, cell and gene therapy companies are incurring skyrocketing costs and long wait times to get their clinical drugs made.”

“Marker found a unique way to avoid this problem and created their own FDA registered drug manufacturing facility which integrates a G-Rex® based manufacturing process that we believe is extremely simple, cost effective, and easily scaled,” said John Wilson. “The way that Marker freed itself of reliance on CMOs inspired Wilson Wolf to enter into a service agreement that we believe will enhance our effort to de-risk the cell and gene therapy industry as a whole.”

About Wilson Wolf Manufacturing

Based in St. Paul, Minnesota, Wilson Wolf (www.wilsonwolf.com) was founded in 1998 to develop and make innovative cell culture technologies. For the last decade, Wilson Wolf has focused on advancing the field of cell and gene therapy through its G-Rex® bioreactor technology. G-Rex® is used to produce cells for R&D discovery, clinical trials, and commercial sale of CAGT drugs. In 2020, Wilson Wolf formed a joint venture with Bio-Techne and Fresenius-Kabi called ScaleReady www.scaleready.com to bring more capacity to advance the CAGT field. ScaleReady’s mission is to de-risk the path from CAGT discovery to societal use.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies. To receive future press releases via email, please visit: HTTPS://WWW.MARKERTHERAPEUTICS.COM/EMAIL-ALERTS

Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the success of the services agreement with Wilson Wolf, including Marker’s ability to achieve the milestones required to receive an additional $1.0 million in funding; our ability to use our manufacturing facilities to support clinical and commercial demand; the success of our new manufacturing process; and our future operating expenses and capital expenditure requirements. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Wilson Wolf Manufacturing Corporation:

John Wilson

Founder and Chief Executive Officer

(651)-925-2263

JOHN.WILSON@WILSONWOLF.COM

Investors and Media Contacts:

Marker Therapeutics:

Neda Safarzadeh

Vice President/Head of Investor Relations, PR & Marketing

(713)-400-6451

INVESTOR.RELATIONS@MARKERTHERAPEUTICS.COM

Solebury Trout:

Amy Bonanno

Media

ABONANNO@SOLEBURYTROUT.COM